Excess Catastrophe Reinsurance Contract
Private Layer 1
Effective: July 1, 2010

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Excess Catastrophe Reinsurance Contract
Private Layer 1
Effective: July 1, 2010

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Reinsurer	Participation
Actua Re Ltd.	50.0%
Total	**50.0%** part of 100% share in the interests and liabilities of the "Reinsurer"

Table of Contents

Excess Catastrophe Reinsurance Contract
Private Layer 1
Effective: July 1, 2010

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida
(*hereinafter referred to as the* "Company")

by

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(*hereinafter referred to as the* "Reinsurer")

Article 1 - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business, including but not limited to, Dwelling Fire, Inland Marine, Mobile Home, Commercial and Homeowners business (including any business assumed from Citizens Property Insurance Corporation), subject to the terms, conditions and limitations hereinafter set forth.

Article 2 - Commencement and Termination

A. This Contract shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2010, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2011.

B. Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

   1. The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

   2. The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's most recent financial

statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3. The Subscribing Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard & Poor's rating has been assigned or downgraded below BBB+; or

4. The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

5. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6. The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7. The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company's prior written consent; or

8. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9. The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

C. The "term of this Contract" as used herein shall mean the period from 12:01 a.m., Eastern Standard Time, July 1, 2010 to 12:01 a.m., Eastern Standard Time, July 1, 2011. However, if this Contract is terminated, the "term of this Contract" as used herein shall mean the period from 12:01 a.m., Eastern Standard Time, July 1, 2010 to the effective time and date of termination.

D. If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article 3 - Territory

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable

property if the Company's policies provide coverage when said moveable property is outside the aforesaid territorial limits.

Article 4 - Exclusions

A. This Contract does not apply to and specifically excludes the following:

1. Reinsurance assumed by the Company under obligatory reinsurance agreements, except:

    a. Inter-company reinsurance between the Company and American Vehicle Insurance Company;

    b. Business assumed by the Company from Citizens Property Insurance Corporation.

2. Hail damage to growing or standing crops.

3. Business rated, coded or classified as Flood insurance or which should have been rated, coded or classified as such.

4. Business rated, coded or classified as Mortgage Impairment and Difference in Conditions insurance or which should have been rated, coded or classified as such.

5. Title insurance and all forms of Financial Guarantee, Credit and Insolvency insurance.

6. Aviation, Ocean Marine, Boiler and Machinery, Fidelity and Surety, Accident and Health, Animal Mortality and Workers Compensation and Employers Liability.

7. Errors and Omissions, Malpractice and any other type of Professional Liability insurance.

8. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke.

9. Loss or liability as excluded under the provisions of the "War Exclusion Clause" attached to and forming part of this Contract.

10. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

11. Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the FHCF or Citizens Property Insurance Corporation.

12. Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or

governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

13. Transmission and distribution lines.

14. Mold, unless resulting from a peril otherwise covered under the policy involved.

15. Loss or liability as excluded under the provisions of the "Terrorism Exclusion (NMA 2930b)" attached to and forming part of this Contract.

16. All property loss, damage, destruction, erasure, corruption or alteration of Electronic Data from any cause whatsoever (including, but not limited to, Computer Virus) or loss of use, reduction in functionality, cost, expense or whatsoever nature resulting therefrom, unless resulting from a peril otherwise covered under the policy involved.

    "Electronic Data" as used herein means facts, concepts and information converted to a form usable for communications, interpretation or processing by electronic and electromechanical data processing or electronically-controlled equipment and includes programs, software and other coded instructions for the processing and manipulation of data or the direction and manipulation of such equipment.

    "Computer Virus" as used herein means a set of corrupting, harmful or otherwise unauthorized instructions or code, including a set of maliciously-introduced, unauthorized instructions or code, that propagate themselves through a computer system network of whatsoever nature.

    However, in the event that a peril otherwise covered under the policy results from any of the matters described above, this Contract, subject to all other terms and conditions, will cover physical damage directly caused by such listed peril.

Article 5 - Retention and Limit

A. The Company shall retain and be liable for the first $5,000,000 of ultimate net loss arising out of each loss occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $1,300,000 as respects any one loss occurrence, nor shall it exceed $2,600,000 in all during the term of this Contract.

B. Notwithstanding the provisions above, no claim shall be made hereunder as respects losses arising out of loss occurrences commencing during the term of this Contract unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes "one risk."

Article 6 - Florida Hurricane Catastrophe Fund

The FHCF mandatory layer of coverage, any Temporary Increase in Coverage Limits ("TICL") coverage and any additional underlying limit provided by the FHCF to Limited Apportionment Companies, all of which are purchased by the Company, shall be deemed to inure to the benefit of this Contract. Further, any FHCF loss reimbursement shall be deemed to be paid to the Company in accordance with the FHCF reimbursement contract at the full payout level set forth therein and will be deemed not to be reduced by any reduction or exhaustion of the FHCF's claims-paying capacity as respects the mandatory FHCF coverage, the Company's elected coverage under TICL, and the coverage provided by the FHCF to Limited Apportionment Companies.

Article 7 - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article 8 - Definitions

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

   1. "Loss in excess of policy limits" shall mean 80.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

   2. "Extra contractual obligations" shall mean 80.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent

upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any loss in excess of policy limits or extra contractual obligations that are made in connection with this Contract shall not exceed 25.0% of the Company's actual catastrophe loss.

C. "Loss adjustment expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to interest on judgments, expenses of outside adjusters and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Company's regular employees.

Article 9 - Loss Occurrence

The term "loss occurrence" shall mean the sum of all individual losses sustained by the Company arising out of and directly occasioned by the same event, and shall be limited to any storm that has ever been named or numbered by the National Hurricane Center, including ensuing collapse and water damage. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. The Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

Article 10 - Loss Notices and Settlements

A. Whenever losses sustained by the Company are reserved by the Company for an amount greater than 50.0% of the Company's retention hereunder and/or appear likely to result in a claim, the Company shall notify the Subscribing Reinsurers and shall provide updates related to development of such losses. The Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract and the terms of the original policy (with the exception of loss in excess of policy

limits or extra contractual obligations coverage, if any, under this Contract), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

Article 11 - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights, if, in the Company's opinion, it is economically reasonable to do so.

Article 12 - Reinsurance Premium

A. As premium for reinsurance coverage provided hereunder, the Company shall pay the Reinsurer premium determined by multiplying $1,092,000 by the fraction calculated by dividing the Company's Probable Maximum Loss ("PML") determined as of September 30, 2010, by the "Original PML" of $6,278,358, subject to a minimum premium of $873,600. In the event this Contract is terminated in accordance with the provisions of paragraph B of the Commencement and Termination Article, the applicable amount determined in accordance with this paragraph shall be prorated.

   The Company's PML shall be calculated using AIR Version 11.5 catastrophe modeling software, incorporating long-term perspective but no loss amplification or storm surge, and shall correspond to the "Return Time" of 3.82 years.

B. The Company shall pay the Reinsurer an annual deposit premium of $1,092,000 in four installments. Each of the first two installments shall be $327,600 and are due on July 1 and October 1 of 2010. Each of the final two installments shall be $218,400 and are due on January 1 and April 1 of 2011. However, in the event this Contract is terminated, there shall be no deposit premium installments due after the effective date of termination.

C. On or before June 30, 2011, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for the term of this Contract, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

Article 13 - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365ths of the six-month United States Treasury Bill rate as quoted in *The Wall Street Journal* on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise

determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 14 - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article 15 - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article 16 - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article 17 - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article 18 - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 19 - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 20 - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 21 - Federal Excise Tax (BRMA 17D)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 22 - Obligations

A. The Reinsurer will establish a Trust Fund or provide a Letter of Credit (LOC) issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company as security for the Reinsurer's Obligations:

B. The term "Obligations" shall mean:

1. During the term of this Contract, (a) the Reinsurer's term limit as defined under the Retention and Limit Article, less (b) any unpaid reinsurance premium (net of brokerage and Federal Excise Tax payable) under this Contract, and less (c) any amounts already recovered from the Reinsurer;

2. On the expiration of this Contract, if this Contract is renewed, the Reinsurer's "Obligations" shall be determined as the aggregate of the Reinsurer's share of the following:

   a. Losses and allocated loss adjustment expense paid by the Company, but not recovered from the Reinsurer; plus

   b. The Company's reserves for losses reported and outstanding; plus

   c. The Company's reserves for losses incurred but not reported - to be mutually agreed in good faith; plus

   d. The Company's reserves for allocated loss adjustment expense outstanding.

   The amount so determined shall be recalculated at each month end until all liability has been extinguished.

C. On December 15, 2010, collateral will be released consistent with the provisions of the Collateral Release Article.

D. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said Trust Fund or LOC may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of unearned premiums on the account of cancellations or adjustment premiums, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of this Contract, unless paid in cash by the Reinsurer;

3. To fund a cash account in the amount equal to the Reinsurer's Obligations, if said Trust Fund or LOC has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date; and/or

4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's Obligations, if so requested by the Reinsurer.

In the event the amount drawn by the Company on any Trust Fund or LOC is in excess of the actual amount required, the Company shall return to the Reinsurer the excess amount so drawn within 10 days of receiving notice of the amount due.

Article 23 - Collateral Release

A. As of December 15, 2010 or 31 days from the date of loss, whichever is later, the parties shall determine how much collateral will be required to be maintained within the Trust Fund. This calculation will be performed on a monthly basis until all liability has been extinguished.

B. For the purposes of paragraph C below, "Loss Amount" shall be defined as the sum of:

1. Losses and allocated loss adjustment expense paid by the Company; plus

2. Reserves for losses reported and outstanding; plus

3. Reserves for allocated loss adjustment expense reported and outstanding; plus

4. Reserves for losses incurred but not reported - to be mutually agreed in good faith.

C. For each potentially covered loss hereunder, the Company shall multiply the Loss Amount by the appropriate Buffer Loss Multiplier from the table below, based on the number of days which have elapsed since the event. The product of this calculation shall be defined as the Buffered Loss Amount ("BLA").

Buffer Loss Multiplier table			
Number of days since loss event	Windstorm	Earthquake	Other event
0 to 90	180%	250%	200%
91 to 180	145%	200%	165%
181 to 270	125%	175%	140%
271 to 365	110%	150%	115%
366 to 455	100%	125%	100%
456 to 545	100%	110%	100%
Thereafter	100%	100%	100%

D. With respect to each event for which the BLA exceeds the Company's retention as defined under the Retention and Limit Article, an amount equal to the Reinsurer's share of the lesser of (1) the amount by which the BLA exceeds the Company's retention as defined under the Retention and Limit Article, or (2) the Reinsurer's per occurrence limit as defined under the Retention and Limit Article, shall be deemed to equal the event specific collateral amount at the calculation date (the "Event Collateral Amount" or the "ECA").

E. In respect of all events for which an ECA exceeds $0, the aggregate amount of the required collateral to be held in the Trust Fund shall be equal to the amount by which the lesser of (1) the sum of the ECAs, or (2) the Reinsurer's term limit as defined under the Retention and Limit Article, exceeds amounts paid to date by the Reinsurer. Such aggregate amount shall be deemed to be the "Aggregate Collateral Obligation" or the "ACO."

F. At any month-end at which there is any security on deposit in the Trust Fund, the Company shall perform this calculation within 10 days after the end of such month and report to the Reinsurer and Trustee named in the Trust Agreement information supporting any BLA, ECA and ACO amounts greater than $0. The Assets in the Trust Fund will be adjusted monthly

based on this calculation. In the event the balance of the Trust Fund is greater than the amount required to fully fund the Obligations, as defined by the ACO, the Company shall promptly, within 10 days, authorize a return of such excess amount to the Reinsurer. Similarly, in the event the balance of the Trust Fund falls below the amount required to fully fund the Obligations, the Reinsurer shall promptly, within 10 days, add assets to the Trust Fund to eliminate such shortfall.

Article 24 - Insolvency

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article 25 - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's

London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article 26 - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests

and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 27 - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 28 - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article 29 - Notices and Contract Execution

A. Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B. The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

   1. Paper documents with an original ink signature;

   2. Facsimile or electronic copies of paper documents showing an original ink signature; and/or

   3. Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 30 - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business

hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Lauderdale Lakes, Florida, this 11 day of August in the year 2010.

____

Federated National Insurance Company

War Exclusion Clause

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

   I. Nuclear reactor power plants including all auxiliary property on the site, or

   II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

   III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

   IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

   (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

   (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. Reassured to be sole judge of what constitutes:

   (a) substantial quantities, and

   (b) the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

   (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

   (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B

10\F7V1056

Terrorism Exclusion
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this Contract or any amendment thereto, it is agreed that this Contract excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government *de jure* or *de facto* of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) *de jure* or *de facto*, and which:

1. Involves violence against one or more persons, or
2. Involves damage to property; or
3. Endangers life other than the person committing the action; or
4. Creates a risk to health or safety of the public or a section of the public; or
5. Is designed to interfere with or disrupt an electronic system.

This Contract also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this Contract, in respect only of personal lines, this Contract will pay actual loss or damage (but not related cost and expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

N.M.A. 2930b
12/19/01

Interests and Liabilities Agreement

of

Actua Re Ltd.
Hamilton, Bermuda
(*hereinafter referred to as the "Subscribing Reinsurer"*)

with respect to the

Excess Catastrophe Reinsurance Contract
Private Layer 1
Effective: July 1, 2010

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

The *Subscribing Reinsurer* hereby accepts a 50.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2010, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2011, unless earlier terminated in accordance with the provisions of the attached Contract.

The *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the *Subscribing Reinsurer* by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Hamilton, Bermuda, this _______ day of ___________________________ in the year ________.

____
Actua Re Ltd.